                                  SCHEDULE 14A

                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the

                        Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                 Tuboscope Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     ___________________________________________________________________________

     (2) Aggregate number of securities to which transaction applies:

     ___________________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ___________________________________________________________________________

     (4) Proposed maximum aggregate value of transaction:

     ___________________________________________________________________________

     (5) Total fee paid:

     ___________________________________________________________________________

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     ___________________________________________________________________________

     (2) Form, Schedule or Registration Statement no.:

     ___________________________________________________________________________

     (3) Filing Party:

     ___________________________________________________________________________

     (4) Date Filed:

     ___________________________________________________________________________

                                 TUBOSCOPE INC.
                               _________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 8, 1998

                               _________________

     The 1998 Annual Meeting of the Stockholders of Tuboscope Inc. (the "Company") will be held at 10:00 a.m. local time, on May 8, 1998, at The Doubletree Hotel at 2001 Post Oak Blvd., Houston, Texas 77056, for the following purposes:

     1. To elect a board of six directors for the ensuing year or until the election and qualification of their respective successors;

     2. To approve an amendment to the Company's Qualified Stock Purchase Plan, as amended, to increase the number of shares of the Company's common stock available for issuance thereunder;

     3. To ratify the selection of Ernst & Young LLP as the Company's independent auditors; and

     4. To transact such other business as may properly come before the meeting.

     Only stockholders of record of the Company's common stock at the close of business on April 1, 1998, the record date, will be entitled to notice of, and to vote at, the 1998 Annual Meeting and any adjournment or postponement thereof.

                              By order of the Board of Directors,

                                      [SIG]

                              James F. Maroney, III
                              Vice President, Secretary and General Counsel



Houston, Texas
April 13, 1998

                                 Tuboscope Inc.
                                2835 Holmes Road
                              Houston, Texas 77051

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  May 8, 1998

                               _________________

                                PROXY STATEMENT

                               _________________

                            SOLICITATION OF PROXIES

     The accompanying proxy is solicited on behalf of the Board of Directors of Tuboscope Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held at The Doubletree Hotel at 2001 Post Oak Blvd., Houston, Texas, 77056, on May 8, 1998 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof (the "Meeting").

     All shares represented by each properly executed, unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR (i) the election of the six nominees to the Board of Directors listed in the proxy; (ii) an amendment to the Company's Employee Qualified Stock Purchase Plan, as amended (the "Plan") to increase the number of shares of the Company's common stock available for issuance thereunder; and
(iii) the ratification of the selection of Ernst & Young LLP as the Company's independent auditors. If any other matters are properly presented at the Meeting for consideration, including, among other things, consideration of a motion to adjourn the Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment.

     Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked (i) by delivering a written notice of revocation to the Secretary of the Company at or before the taking of a vote at the Meeting, (ii) by executing a later-dated proxy and delivering it to the Secretary of the Company prior to the taking of the vote at the Meeting, or
(iii) by attending the Meeting and voting in person by the person who executed the proxy (although attendance at the Meeting will not in and of itself constitute a revocation of the proxy).

     This proxy statement is being mailed to the Company's stockholders on or about April 13, 1998. The expense of soliciting proxies will be borne by the Company. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Meeting to beneficial owners of the Company's common stock. Further solicitation of proxies may be made by telephone or oral communication by the Company's regular employees, who will not receive additional compensation for such solicitation, and by Morrow & Co., Inc., whose services to the Company will include the search and distribution of materials as well as the solicitation of proxies from brokers, banks and nominees for which it will receive payment of $3,500 plus out of pocket expenses.


                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the 44,913,911 shares of the Company's common stock (the "Common Stock") outstanding at the close of business on the record date, April 1, 1998, will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. On each matter to be considered at the Meeting, each stockholder will be entitled to cast one vote for each share of Common Stock held of record by such stockholder on April 1, 1998.

     In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of the Common Stock entitled to vote at the Meeting must be represented at the Meeting.

     Under the Company's bylaws and Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.


                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth, as of April 1, 1998, the amount and percentage of the outstanding shares of the Common Stock which, according to the information supplied to the Company, are beneficially owned by (i) each person or entity who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each person who is currently a director of the Company and Tuboscope Vetco International Inc., the Company's wholly owned subsidiary ("TVI") (each of whom is also a nominee for election as a director of the Company), (iii) each Named Executive Officer (as defined on page 6 hereof) and (iv) all current directors and executive officers of the Company and TVI as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting or dispositive power with respect to the shares which are deemed beneficially owned by such person or entity.


                                                                                       Total Outstanding       Percent of
                                                  Outstanding         Options             Common Stock         Outstanding
              Name and Address of                    Common      Exercisable Within       Beneficially          Shares of
               Beneficial Owner                    Stock (1)          60 Days               Owned(1)         Common Stock(2)
-----------------------------------------------   ------------   ------------------   --------------------   ---------------
Directors/Nominees and Named Executive
Officers

L.E. Simmons(3)................................    10,971,516             2,536,000          13,507,516              28.5%

Eric L. Mattson(4).............................     3,186,047             1,261,000           4,447,047               9.6%

Jerome R. Baier(5).............................       774,953                35,000             809,953               1.8%

John F. Lauletta...............................        66,037                72,729             138,766               *

Douglas E. Swanson.............................         1,000                     0               1,000               *

Jeffery A. Smisek..............................             0                     0                   0               *

James F. Maroney, III..........................        21,152                47,860              69,012               *

Kenneth L. Nibling.............................        29,520                46,100              75,620               *

Clay C. Williams...............................        25,460                 3,810              29,270               *

Joseph C. Winkler..............................        54,086                38,348              92,434               *

All directors and executive officers as a
 group (13 persons)(6).........................    15,176,529             4,138,678          19,315,207              39.4%


5% Beneficial Holders

SCF-III, L.P.(7)...............................     4,200,000             2,533,000           6,733,000              14.2%
6600 Texas Commerce Tower
Houston, Texas 77002

DOS Partners, L.P.(8)..........................     5,366,417                     0           5,366,417              11.9%
6600 Texas Commerce Tower
Houston, Texas 77002

                                                                                       Total Outstanding       Percent of
                                                  Outstanding         Options             Common Stock         Outstanding
              Name and Address of                    Common      Exercisable Within       Beneficially          Shares of
               Beneficial Owner                    Stock (1)          60 Days               Owned(1)         Common Stock(2)
-----------------------------------------------   ------------   ------------------   --------------------   ---------------
Baker Hughes Incorporated(9)...................     3,186,047             1,250,000           4,436,047               9.6%
3900 Essex Lane, Suite 1200
Houston, Texas 77027

Kadoorie McAuley International Ltd.(10)........     3,394,316                     0           3,394,316               7.6%
23rd Floor, St. George's Building
2 Ice House Street, Central
Hong Kong

Actinium Holding Corporation(11)...............     3,254,967                     0           3,254,967               7.2%
24th Floor, St. George's Building
2 Ice House Street, Central
Hong Kong

Pilgrim Baxter & Associates, Ltd.(12)..........     2,229,100                     0           2,229,100               5.0%
825 Duportail Road
Wayne, Pennsylvania 19087

_____________________________________

* Less than one percent.
(1) Except for the information based on Schedules 13G and 13D, as indicated in the footnotes hereto, beneficial ownership is stated as of April 1, 1998 and includes shares exercisable within 60 days after April 1, 1998 held by each person, as if such shares were outstanding on April 1, 1998.
(2) Beneficial ownership as of April 1, 1998 includes shares subject to options which are exercisable within 60 days of April 1, 1998.
(3) Includes 5,366,417 shares which are beneficially owned by DOS Partners, L.P. See footnote 8 below. The general partner of DOS Partners, L.P. is SCF Partners, L.P. and the general partner of SCF Partners, L.P. is L.E. Simmons & Associates, Incorporated, of which L.E. Simmons is the president, a director and sole stockholder. Also includes 6,733,000 shares which are beneficially owned by SCF-III, L.P. See footnote 7 below. The general partner of SCF-III, L.P. is SCF-II, L.P. and the general partner of SCF-II, L.P. is L.E. Simmons & Associates, Incorporated. Also includes 1,399,999 shares which are beneficially owned by FGSI Partners, L.P. The general partner of FGSI Partners, L.P. is SCF Partners, L.P. and the general partner of SCF Partners, L.P. is L.E. Simmons & Associates, Incorporated. Mr. Simmons disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Also includes 3,000 shares subject to options exercisable by Mr. Simmons within 60 days of April 1, 1998.
(4) Includes 4,436,047 shares which are beneficially owned by Baker Hughes Incorporated. See footnote 9 below. Eric L. Mattson is the Vice President and Chief Financial Officer of Baker Hughes Incorporated and has the authority to exercise voting or investment power on behalf of Baker Hughes Incorporated with respect to all or part of these shares. However, Mr. Mattson disclaims beneficial ownership of these shares. Also includes 11,000 shares subject to options exercisable by Mr. Mattson within 60 days of April 1, 1998.
(5) Includes 774,953 shares beneficially owned by The Northwestern Mutual Life Insurance Company. Mr. Baier is Managing Director of Northwestern Investment Management Company and, as such, has shared voting and investment power with respect to the shares owned by The Northwestern Mutual Life Insurance Company. However, Mr. Baier disclaims beneficial ownership of these shares.
(6) Includes shares which may be deemed to be beneficially owned by Messrs. Simmons, Mattson and Baier. See footnotes (3), (4) and (5).
(7) According to schedule 13D filed by SCF-III, L.P. Includes 2,533,000 shares that may be acquired upon exercise of warrants.
(8)  According to Schedule 13D filed by DOS Partners, L.P.
(9) According to Schedule 13D filed by Baker Hughes Incorporated. Includes 1,250,000 shares which may be acquired upon exercise of certain warrants.
(10) According to Schedule 13D filed by Kadoorie McAuley International Ltd.
(11) According to Schedule 13D filed by Actinium Holding Corporation.
(12) According to Schedule 13D filed by Pilgrim Baxter & Associates, Ltd.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names, ages and titles of the executive officers of the Company and TVI as of April 1, 1998. Executive officers serve in the same capacity for both the Company and TVI.

          NAME                  AGE                                        POSITION
-------------------------   ------------   ---------------------------------------------------------------------------

L.E. Simmons                          51   Chairman of the Board
John F. Lauletta                      53   Director, President and Chief Executive Officer
Joseph C. Winkler                     46   Executive Vice President, Chief Financial Officer and Treasurer
Martin I. Greenberg                   58   Vice President--Controller, Assistant Secretary and Assistant Treasurer
James F. Maroney, III                 46   Vice President--Secretary and General Counsel
Kenneth L. Nibling                    47   Vice President--Human Resources and Administration
Haynes B. Smith, III                  46   Vice President--Western Hemisphere Operations
Peter J. Stuart                       40   Vice President--Eastern Hemisphere Operations
Clay C. Williams                      35   Vice President--Corporate Development

     Set forth below are descriptions of the backgrounds of the executive officers of the Company and TVI and their principal occupations for the past five years. For a description of the background of Messrs. Simmons and Lauletta, see "Proposal 1--Election of Directors." The Company is not aware of any family relationships among any of its directors and executive officers.

     Joseph C. Winkler. Mr. Winkler has been Executive Vice President, Chief Financial Officer and Treasurer of the Company and TVI since April 1996. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd. ("Drexel"). Prior to joining Drexel, he was Chief Financial Officer of Baker Hughes INTEQ and served in a similar role for various companies owned by Baker Hughes Incorporated ("BHI"), including Eastman/Teleco and Milpark Drilling Fluids. For ten years prior to joining BHI, Mr. Winkler held the position of Chief Financial Officer of an independent oil and gas producer after having spent several years with Arthur Young & Company.

     Martin I. Greenberg. Mr. Greenberg has been Vice President, Controller, Assistant Treasurer and Assistant Secretary of the Company and TVI since November 1991. From June 1991 to November 1991, Mr. Greenberg was Vice President-Finance and Controller of the Company and TVI. Mr. Greenberg served as Vice President-Controller and Assistant Secretary of the Company and TVI from July 1990 to June 1991. Mr. Greenberg was Assistant Controller of TVI from January 1974 to July 1990.

     James F. Maroney, III. Mr. Maroney has been Vice President of the Company and TVI since May 1991, Secretary of the Company and TVI since January 1991 and General Counsel of the Company and TVI since November 1989. Mr. Maroney was Assistant Secretary of the Company and TVI from December 1989 to January 1991. Mr. Maroney was Associate General Counsel and Head of Litigation for TransAmerican Natural Gas Corporation, a gas production company, from 1987 to 1989. From 1985 to 1987, Mr. Maroney was in a private law practice specializing in commercial litigation.

     Kenneth L. Nibling. Mr. Nibling has been Vice President-Human Resources and Administration of the Company and TVI since December 1991. From July 1988 to November 1991, Mr. Nibling was Director of Human Resources for Union Texas Petroleum Corp., an international exploration and production company. From January 1984 to July 1988, Mr. Nibling was Manager, Compensation and Employment for Louisiana Land and Exploration Company.

     Haynes B. Smith, III. Mr. Smith has been Vice President--Western Hemisphere Operations of the Company since February 1998 and of TVI since April 1996. From May 1991 to April 1996, Mr. Smith was Vice President and General Manager of Inspection Services of the Company. From 1989 to May 1991, Mr. Smith was

Northeast Zone Manager of the Company. From June 1972 to 1989, Mr. Smith held various sales and managerial positions with the Company and AMF Tuboscope Inc.

     Peter J. Stuart. Mr. Stuart has been Vice President--Eastern Hemisphere Operations of the Company since February 1998 and of TVI since April 1996. Mr. Stuart has been Managing Director of Tuboscope (UK) Ltd. since January 1998 and of Tuboscope Vetco (UK) Ltd. since April 1996. From March 1992 to April 1996, Mr. Stuart was Managing Director of Drexel Equipment (UK) Ltd. From August 1985 to March 1992, Mr. Stuart was a Project Engineer, and latterly Operations Manager, for Drexel's operations in the United Kingdom. From August 1979 to July 1985, Mr. Stuart held engineering positions with Sparrows Offshore and Halliburton in the United Kingdom.

     Clay C. Williams. Mr. Williams has been Vice President--Corporate Development of the Company and TVI since February 1997. From April 1996 to February 1997, Mr. Williams was Director of Corporate Development of the Company and TVI. From March 1996 to April 1996, Mr. Williams was Director of Corporate Development of Drexel. Mr. Williams was an associate at SCF Partners from December 1993 to March 1996. From July 1992 to December 1993, Mr. Williams was a graduate student at the University of Texas business school. Mr. Williams was a senior petrophysical engineer for Shell Oil Company from 1985 to July 1992.

                            EXECUTIVE COMPENSATION

     No cash compensation has been paid or is anticipated to be paid to any of the directors of the Company or TVI, or to any officers of the Company, in their capacities as such, except that certain of such persons receive annual compensation for membership on the Board of Directors plus compensation for attending meetings of the Board of Directors or certain committees of the Board of Directors of the Company and TVI. See "Proposal 1--Election of Directors." The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997 of those persons who were either (i) the chief executive officer of the Company,
(ii) one of the other four most highly compensated executive officers of the Company whose annual salary and bonuses exceeded $100,000 or (iii) any other executive officer who would have qualified under sections (i) or (ii) of this paragraph but for the fact that the individual was not serving as an executive officer of the Company at the end of the 1997 fiscal year (collectively, the "Named Executive Officers").

                          Summary Compensation Table

                                           Annual Compensation               Long-Term Compensation Awards
                                -----------------------------------------   --------------------------------      All Other
                                                                            Restricted Stock   Stock Options    Annual Compen-
Name and Principal Position     Year   Salary(1)     Bonus      Other(2)        Units(3)          (Shares)        sation(4)
---------------------------     ----   ---------   ---------   ----------   ----------------   -------------    --------------

John F. Lauletta(5)             1997   $306,558    $352,700    $79,107(6)      $1,298,414          49,107           $6,491
President and Chief             1996    164,014     206,250     71,849(7)               0               0            1,103
 Executive Officer

Joseph C. Winkler(8)            1997    173,340     160,000          0            952,410          22,143            3,663
Executive Vice President,       1996     97,885      93,000          0                  0               0                0
 Chief Financial Officer and
 Treasurer

James F. Maroney, III           1997    141,458      93,000          0            419,045          11,429            2,994
Vice President, Secretary       1996    127,292      72,800          0                  0          22,000            1,910
 and General Counsel            1995    125,000      50,000(9)       0                  0          10,900            1,953

Kenneth L. Nibling              1997    132,725      87,240          0            557,693          11,429            2,809
Vice President - Human          1996    118,208      68,320          0                  0          22,000            1,773
 Resources and Administration   1995    115,000      18,400          0                  0          10,900            1,747

Clay C. Williams(10)            1997    138,165      95,880          0            503,474          11,429            2,935
Vice President-Corporate
 Development

_______________________


(1) Includes amounts deferred by the Named Executive Officers under the Company's 401(k) Thrift Savings Plan and Non-qualified Deferred Compensation Plan.
(2) Includes (a) living, travel and other expense reimbursement, (b) the cost of Company provided automobiles, and (c) club dues reimbursement, but only if such payments to the Named Executive Officer exceed the lesser of $50,000 or 10% of the total annual salary and bonus of the Named Executive Officer.
(3) Reflects the value of the shares of Common Stock underlying the Restricted Stock Units granted on June 30, 1997 in connection with the Company's Stock Ownership Program. Restrictions on the Restricted Stock Units lapse 10% per year for a period of ten years, subject to accelerated vesting in certain circumstances, and are subject to the employee's continued ownership of Common Stock in compliance with the Company's Stock Ownership Program. Includes Restricted Stock Units awards in 1997 of 47,920 for Mr. Winkler, 21,084 for Mr. Maroney,

     28,060 for Mr. Nibling and 25,332 for Mr. Williams. Mr. Lauletta earned a grant of a total of 65,329 Restricted Stock Units in fiscal 1997, 50,893 of which were granted on June 30, 1997 with 14,436 deferred to January 2, 1998 due to certain restrictions in the Company's 1996 Equity Participation Plan.
(4) Includes (i) matching contributions by the Company under the Company's 401(k) Thrift Savings Plan in the 1997, 1996 and 1995 amounts of $2,994, $1,747 and $1,536, respectively, for Mr. Maroney, $1,718, $1,447 and $1,342, respectively, for Mr. Nibling, in the 1997 and 1996 amounts of $2,523 and $1,103, respectively, for Mr. Lauletta and $3,663 and $0, respectively, for Mr. Winkler and in the 1997 amount of $2,935 for Mr. Williams and (ii) matching contributions by the Company under the Company's Non-qualified Deferred Compensation Plan in the 1997, 1996 and 1995 amounts of $0, $163 and $417, respectively, for Mr. Maroney and $1,091, $326 and $405, respectively, for Mr. Nibling, in the 1997 and 1996 amounts of $3,968 and $0, respectively, for Mr. Lauletta, and $0 and $0, respectively, for Mr. Winkler, and in the 1997 amount of $0, for Mr. Williams.
(5) Mr. Lauletta became the President and Chief Executive Officer of the Company on April 24, 1996, following the merger of Drexel with and into the Company (the "Drexel Merger").
(6) Includes a grant of 5,806 shares of Common Stock under the Company's Equity Participation Plan. The 5,806 shares of Common Stock were valued at the fair market value of the Common Stock on April 10, 1997 ($13.625), the date of grant.
(7) Includes a grant of 5,806 shares of Common Stock under the Company's Equity Participation Plan. The 5,806 shares of Common Stock were valued at the fair market value of the Common Stock on August 15, 1996 ($12.375), the date of the grant.
(8) Mr. Winkler became the Executive Vice President, Chief Financial Officer and Treasurer of the Company on April 24, 1996, following the closing of the Drexel Merger.
(9)  Includes a $30,000 special recognition bonus for Mr. Maroney.
(10) Mr. Williams became an executive officer of the Company on February 6, 1997. Compensation shown includes compensation over the full 1997 fiscal year.

     The following table sets forth certain information with respect to grants of stock options during fiscal 1997 to the Named Executive Officers pursuant to the 1996 Equity Participation Plan of the Company (the "Equity Participation Plan").

                       Option Grants in Last Fiscal Year

                                                                                    Potential
                                          Percentage                           Realizable Value at
                                           of Total                               Assumed Annual
                             Number of     Options     Exercise                Rates of Stock Price
                             Securities   Granted to   or Base                     Appreciation
                             Underlying   Employees     Price                   for Option Term(2)
                              Options     in Fiscal      (per     Expiration   --------------------
Name                         Granted(1)      Year       Share)       Date         5%        10%
----                         ----------   ----------   --------   ----------   --------  ----------
John F. Lauletta..........     49,107        14.5%      $14.00      1-29-07    $432,436  $1,095,901
Joseph C. Winkler.........     22,143         6.5        14.00      1-29-07     194,991     494,143
James F. Maroney, III.....     11,429         3.4        14.00      1-29-07     100,644     255,050
Kenneth L. Nibling........     11,429         3.4        14.00      1-29-07     100,644     255,050
Clay C. Williams..........     11,429         3.4        14.00      1-29-07     100,644     255,050

(1) Under the terms of the Equity Participation Plan, all options granted become exercisable in three equal annual installments beginning on the first anniversary of the date of the grant. Options are granted for a term of ten years, subject to earlier termination in certain events. The exercise price is equal to the closing price of the Common Stock on the New York Stock Exchange on the date of the grant. The Compensation Committee retains discretion, subject to certain restrictions, to modify the terms of outstanding options and to reprice outstanding options.
(2) Assumes annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.

     The following table sets forth certain information with respect to options exercised during fiscal 1997 and exercisable and unexercisable options held by the Named Executive Officers as of December 31, 1997.

   Aggregated Option Exercises in Last Fiscal Year and Year-End Option Value

                                                             Number of Securities          Value of Unexercised
                                Shares                      Underlying Unexercised             In-the-Money
                              Acquired on     Value               Options at                    Options at
                                Exercise    Realized(1)         Fiscal Year End             Fiscal Year End(2)
                              -----------   -----------   ---------------------------   ---------------------------
                                                          Exercisable   Unexercisable   Exercisable   Unexercisable
                                                          -----------   -------------   -----------   -------------
John F. Lauletta........         56,359      $1,066,142      56,360        140,304       $1,156,085     $2,357,153
Joseph C. Winkler.......              0               0      30,967         60,851          635,211      1,011,702
James F. Maroney, III...              0               0      67,650         11,429        1,207,328        115,004
Kenneth L. Nibling......         25,360         542,777      42,290         11,429          764,978        115,004
Clay C. Williams........              0               0           0         31,429                0        426,254

(1) Determined by calculating the spread between the market value of the Common Stock on the date of exercise and the exercise price of the options.
(2) Based on the closing sales price of the Common Stock ($24.0625) on the New York Stock Exchange on December 31, 1997, minus the exercise price of the option, multiplied by the number of shares to which the option relates.

Management Agreements

     Severance Agreements. In June 1997, the Company adopted two new severance programs in order to provide financial security to its Senior Management Team and to match similar plans adopted by competitors in the Company's industry. These plans are designed to retain and to motivate key employees of the Company. One of the severance plans pertains to involuntary terminations (the "Standard Severance Plan") and the other severance plan pertains to terminations following a change of control (the "Change of Control Severance Plan"). The Chief Executive Officer, all of the Named Executive Officers and other members of the Company's Senior Management Team (currently numbering a total of 11) are eligible for participation in the Standard Severance Plan and the Change of Control Severance Plan.

     . Standard Severance Plan. The Standard Severance Plan provides eligible participants with continued compensation and benefits following involuntary termination without "cause", as defined. Upon such an involuntary termination, Mr. Lauletta is entitled to receive two full years of his salary, Mr. Winkler is entitled to receive one and a half years of his salary and Messrs. Maroney, Nibling and Williams (and all other eligible participants) are entitled to receive one full year of salary, payable on a regular payroll basis following such termination. In the event a participant is re-employed during the severance pay-out period at a salary greater than or equal to what the participant had received at the Company, the participant would receive 50% of full severance pay for the remainder of the severance pay-out period. If the participant is re-employed during the severance pay-out period at a salary less than what was received at the Company, the participant would receive the difference in actual salary for the remainder of the severance pay-out period, plus 50% of the aggregate severance pay remaining that would have been paid throughout the severance pay-out period. In addition to salary, Mr. Lauletta and Mr. Winkler would be eligible to receive a full annual bonus in the year of a qualifying involuntary termination, while all other participants would be eligible to receive an annual bonus pro-rated to the date of involuntary termination. All participants would also be eligible to receive a Value Plan award through the date of termination and all Restricted Stock Units would become 100% vested. See "Compensation Committee Report on Executive Compensation."

     . Change of Control Severance Plan. The Change of Control Severance Plan provides income protection for eligible employees in the event of a material and adverse change in the terms and conditions of employment ("Good Reason") resulting in termination of employment by the participant or by the Company within two years following a Change of Control of the Company. A "Good

        Reason" includes a material reduction in compensation or authority, relocation to an office more than 50 miles away, or a change in management personnel, ownership or control which the participant in good faith determines has detrimentally and materially affected the terms and conditions of his employment. In the event of a Good Reason termination following a change of control, Mr. Lauletta would receive three full years of salary, Mr. Winkler would receive two full years of salary and Messrs. Maroney, Nibling and Williams (and all other participants) would receive one and a half years of salary, all regardless of whether the participant is re-employed. In addition, upon a qualifying termination an eligible participant is entitled to a full annual bonus for each year of the pay-out-period and all long term incentive compensation holdings (stock options, restricted stock awards, non-qualified retirement benefits and 401(k) Plan and Non-qualified Deferred Compensation Plan holdings) become 100% vested upon such qualifying termination.

In addition to the foregoing, a participant would receive upon a qualifying termination under each of the plans, full medical, dental and automobile benefits throughout the pay-out period and outplacement services of up to 15% of base salary. The Standard Severance Plan and Change of Control Severance Plan are effective as of June 25, 1997, are specified in separate agreements with each eligible participant and replace all previous severance and change of control arrangements.

Defined Benefit Plan

     A German subsidiary of the Company offers a defined benefit plan for its employees. Plan benefits are determined based on years of employment and a pension formula, and are subject to certain national insurance rates. The pension formula provides that payment of the pension benefits will be based on an average of the employee's annual salary for the last three years (the "Average Annual Salary"). That portion of the employee's Average Annual Salary up to the average social security contribution ceiling for the last three years is multiplied by 0.5% and the remaining Average Annual Salary is multiplied by 1.65%. The products of the two calculations are then added together, and the resulting amount is multiplied by the years of employment to determine the plan benefits to be received by the employee. None of the Named Executive Officers participate in this plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of your Board of Directors is pleased to present its annual report which is intended to update stockholders on the development of the Company's executive compensation program. This report summarizes the responsibilities of the Committee, the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the chief executive officer, corporate officers and other key executives was determined for the calendar year ended December 31, 1997.

     During the 1997 fiscal year, the Committee was comprised of the following Board Members, all of whom were non-employee directors of the Company: Eric L. Mattson, Chair, Martin R. Reid and L.E. Simmons. The Committee's responsibilities were to oversee the development and administration of the total compensation program for corporate officers and key executives, and administer the executive incentive and stock plans. During the fiscal year, the Committee met five times (including actions by unanimous written consent). In June 1996, the Committee retained J.E. Stone & Associates, an executive compensation and benefits consulting firm, to undertake a comprehensive review and restructuring of the executive compensation program following the merger of the Company and Drexel. Throughout 1997 the Committee adopted resolutions which incorporated the various recommendations of J.E. Stone & Associates and revised the total compensation packages awarded to the Company's executives and management.

Executive Compensation Philosophy

     In designing its compensation programs, the Company follows its belief that compensation should reflect the value created for stockholders while supporting the business strategies and long-range plans of the Company and the markets the Company serves. The Committee reviews and determines the compensation of the executive officers of the Company based on a compensation program that reflects the following themes:

     . A compensation program that stresses the Company's annual financial performance and increase in value.

     . A compensation program that strengthens the relationship between pay and performance by providing variable, at-risk compensation based on predetermined objective performance measures.

     . A compensation program that will attract, motivate and retain high quality employees who will enable the Company to achieve its strategic and financial performance goals.

     . An annual incentive plan that supports a performance-oriented environment with superior performance resulting in total annual compensation above competitive levels.

     . A long-term incentive plan that is designed to require executive officers and certain senior management to own significant portions of the Company's stock and reward executive officers for the long-term strategic management of the Company and the enhancement of stockholder value.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. The Committee intends to design the Company's compensation to conform to IRC Section 162(m) and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance based." The Company may, however, pay compensation which is not deductible in limited circumstances when sound management of the Company so requires.

Executive Compensation Components

     On an annual basis the Committee, in conjunction with executive management, assesses the effectiveness of the overall program and compares the compensation levels of its executives and the performance of the Company to the compensation received by executives and the performance of similar companies. For 1997, the primary market comparisons were made to a broad group of oilfield manufacturing and service companies, adjusted for size and job responsibilities. Data sources include industry survey groups, national survey databases, proxy disclosures and general trend data which are updated annually.

     The following is a discussion of the principal components of the executive compensation program for fiscal 1997, each of which is intended to serve the Company's overall compensation philosophy.

     Base Salary. The base salary program targets the median of the primary comparison group. Each executive's salary is reviewed individually on an annual basis. Salary adjustments are based on the individual's experience and background, performance during the prior year, the general movement of salaries in the marketplace, and the Company's financial position. Due to these factors, an executive's base salary may be above or below the primary comparison group median at any point in time. Overall, the base salaries of the corporate officers and key executives established in 1997 were set at the 55th percentile of the primary comparison group.

     Performance Incentive Compensation. The Committee administers management incentive plans for executive officers, general managers, operations and sales managers and sales representatives. The goal of the management incentive plans is to reward participants in proportion to the performance of the Company and/or the business unit/region for which they have direct impact. Each of the plans reward participants according to predetermined objective performance standards.

     . Annual Performance Incentive Plan. In 1997, the Committee adopted an Annual Performance Incentive Plan which rewards eligible employees for achievement of objective measurable financial performance of the Company as a whole, and, in certain circumstances, on a business unit or regional or divisional basis. The Annual Performance Incentive Plan is available to senior executives and management team members. The level of award is a variable of the targeted performance of the Company or business or regional unit compared to the actual performance of the Company or business or regional unit. The current performance measurements are the Company's earnings per share, and the business unit or regional pretax profit margins, with the exact performance measurement specifically tailored to the level of eligible employee. For corporate employees, the measure of corporate performance is solely earnings per share. For business unit and regional employees, the performance measures also include business unit and/or regional pretax profit margin. The resulting performance incentive award is a percentage of the participant's base salary, depending on the level of employee and how close to target the Company, unit or division performed.

     . Intermediate Term Value Plan for Senior Management. The Committee adopted a Value Plan in 1997 which is an incentive award program based on the intermediate term performance of the Company. This program is designed to encourage and reward sustained growth of profits over the intermediate term that are reflected in stockholder returns. Members of the Senior Management Team (currently totaling 11 members) are eligible for awards under the Value Plan, with an opportunity to earn up to 1.25 times base salary at the beginning of the performance period. The initial performance period commenced January 1, 1997 and will end on December 31, 1999, and new three-year performance periods will commence each January 1 thereafter. The amount of the performance award is determined at the end of the three year performance period based on the Company's actual three year cumulative earnings per share compared to targeted cumulative earnings per share and the Company's total shareholder return ranking as compared to the peer companies shareholder return during the performance period. The initial peer group of companies includes five comparable oil service companies of similar size.

     Long Term Incentive Compensation. The primary purpose of the Company's long-term incentive compensation is to encourage and facilitate personal stock ownership by the executive officers and thus strengthen their personal commitments to the Company and provide a longer-term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officer's interests with those of the Company's other stockholders. In addition, long-term incentives encourage management to focus on the long-term development and prosperity of the Company in addition to annual operating profits. The Company's primary forms of long term incentive compensation are stock options and the recently adopted Stock Ownership Program.

     . Stock Option Awards. The goal of the stock option program is to provide a compensation program that is competitive within the industry while directly linking a significant portion of the executive's compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares over the grant price. Accordingly, stock options have value only if the stock price appreciates from the date of grant. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term and encourages equity ownership in the Company. The Company grants stock options to its key executives based on competitive multiples of base salary. Senior executives typically receive a higher multiple and, as a result, have a greater portion of their total compensation linked to increases in stockholder value. In determining the appropriate grant multiples, the Company compares itself to publicly traded oilfield manufacturing and service companies of comparable size and targets awards between the market median and 75th percentile. Senior executives and managers are eligible to receive stock options annually with other key managers becoming eligible on a discretionary basis. Eligibility for an award does not ensure receipt of a stock option award. Options are granted at the then current market price and vest over a three year period with one-third of the options granted vesting each year.

     . Officer Stock Ownership Requirements. In 1997, the Committee established a Stock Ownership Program, pursuant to which members of the Company's Senior Management Team are required to achieve and maintain specific levels of ownership of the Company's Common Stock. The Committee has adopted minimum ownership goals equal to 300% of base salary for the Chief Executive Officer, 200% of base salary for the Executive Vice President, and 100% of base salary for all other corporate officers, division presidents and operations vice presidents-general managers who report directly to the Chief Executive Officer. Currently there are 11 participants in the program. All goals must be achieved by December 31, 1999. Participants were given the option of choosing between achieving the minimum ownership goal or a higher target ownership goal with a matching award by the Company. The targeted goals were 500%, 400% and 300% of base salary for the Chief Executive Officer, Executive Vice President and other participants, respectively. Those participants who chose the target ownership goal received a one time matching award from the Company on June 30, 1997 of Restricted Stock Units in an amount equal to the shares of Common Stock owned by such participant as of such date, but not to exceed 100% of the target ownership goal. As a result, the Company issued an aggregate of 342,327 Restricted Stock Units on June 30, 1997 under the Equity Participation Plan. The restrictions on the Restricted Stock Units lapse 10% per year for ten years, subject to acceleration in certain events, and require that the employee maintain ownership of shares of Common Stock in an amount equal to the number of Restricted Stock Units granted. In addition, the Company authorized interest-free loans to those participants who chose the target ownership goal option. These loans were to be used solely for the purchase of the Common Stock in the open market. The Company issued an aggregate of $652,957 to a total of six eligible employees in interest free loans pursuant to this program. All such loans had a term which expired on January 31, 1998 and have been paid in full.

     Compensation of the Chief Executive Officer. The Chief Executive Officer, Mr. John Lauletta, participates in the executive compensation programs described in this report. For 1997, Mr. Lauletta's base salary was increased from $275,000 to $352,700, effective as of July 1, 1997. Mr. Lauletta's salary was based on the factors discussed above in "Base Salary," including a review of market pay trends and his efforts following the merger between the Company and Drexel. Mr. Lauletta received an incentive award for 1997 of $352,700, a grant under the Company's Equity Participation Plan of 5,806 shares of Common Stock of the Company, 49,107 stock options and 65,329 Restricted Stock Units.


                                         Eric L. Mattson
                                         Martin R. Reid
                                         L. E. Simmons

Date:  December 31, 1997

     The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates same by reference.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1997, the Compensation Committee, which is responsible for the compensation policies of the Company with respect to its executive officers, was comprised of Messrs. Mattson, Reid and Simmons, and met five times (including actions by written consent) in 1997. On February 19, 1998, Mr. Reid resigned from the Board of Directors and as a member of the Compensation Committee and Jeffery E. Smisek was appointed to the Board of Directors and to the Compensation Committee in February 1998. See "Proposal 1- Election of Directors-Committees." Mr. Simmons is the Chairman of the Board of the Company and TVI; however, Mr. Simmons does not receive any compensation from the Company as an executive officer.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return of a peer index of 75 oil service companies prepared by Simmons & Company International, an independent third party, the Nasdaq Composite Stock Index and the Standard & Poor's 500 Stock Index, each for the period from December 31, 1992 to December 31, 1997. The Nasdaq Composite Stock Index has historically been the broad equity index against which the Common Stock has been measured because, prior to 1997, the Common Stock was quoted on the Nasdaq National Market. During the fiscal year 1997, the Company listed the Common Stock on the New York Stock Exchange and quotation of the Common Stock on the Nasdaq National Market was terminated. The Company has included the Standard & Poor's 500 Stock Index in this and future proxy statements because the Common Stock is no longer quoted on the Nasdaq National Market, but is currently listed on the New York Stock Exchange, where the companies which comprise the Standard & Poor's 500 Stock Index are listed for trading.

     Assumes $100 invested in the Common Stock of the Company, the peer index of 75 oil service companies prepared by Simmons & Company International (the "SCI Upstream Index"), the Standard & Poor's 500 Stock Index and the Nasdaq Composite Stock Index on December 31, 1992 and the reinvestment of any and all dividends.

                             [GRAPH APPEARS HERE]

                                                  SCI      Company
            Measurement               NASDAQ    Upstream   Common
              Period       S&P 500    Index      Index      Stock

             12/31/92       100.0     100.0       100.0     100.0
             12/31/93       107.1     114.8       131.6     102.2
             12/31/94       105.4     111.1       137.6     100.0
             12/31/95       141.3     155.4       198.2      94.8
             12/31/96       170.0     190.7       315.0     258.3
             12/31/97       222.7     232.0       486.7     401.0

* Assumes $100 invested in the Common Stock of the Company, the peer index of 75 oil service companies prepared by Simmons & Company International, the Standard & Poor's 500 Stock Index and the Nasdaq Composite Stock Index on December 31, 1992 and the reinvestment of any and all dividends.

                             CERTAIN TRANSACTIONS

Loans to Executive Officers

     In 1997 the Company adopted a Stock Ownership Program which established minimum and target Common Stock ownership levels for members of the senior management team. In order to facilitate compliance with the Stock Ownership Program, the Company offered interest free loans to eligible participants. The proceeds from the interest free loans offered by the Company could only be used to purchase Common Stock on the open market in order to comply with the Stock Ownership Program. Each of the loans issued by the Company pursuant to the Stock Ownership Program bore no interest and had a term which expired on January 31, 1998.

     Each of John F. Lauletta, the President and Chief Executive Officer of the Company, Joseph C. Winkler, the Executive Vice President and Chief Financial Officer of the Company, Kenneth L. Nibling, the Vice President of Human Resources and Administration of the Company and James F. Maroney, III, the Vice President, Secretary and General Counsel of the Company participated in this loan program. In 1997, the Company loaned, at no interest, $96,164, $112,909, $193,279 and $193,279, respectively, to Messrs. Lauletta, Winkler, Nibling and Maroney. All of the funds advanced by the Company were used solely to purchase Common Stock on the open market in order to comply with the Stock Ownership Program. None of the four above described interest free loans is currently outstanding.

Product Sales to BHI

     During 1997, the Company, primarily through its Hydra Rig division, a subsidiary of TVI, sold goods and services in the aggregate amount of approximately $5.2 million to BHI, the employer of Mr. Mattson, a director. Mr. Mattson is the Senior Vice President and Chief Financial Officer of BHI. As of April 1, 1998, BHI beneficially owned 9.6% of the Company's Common Stock. The Company's sales of goods and services to BHI represented approximately 1% of total sales of the Company during 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on its review of copies of such reports received by the Company or written representations from certain reporting persons that no other reports were required, during the year ended December 31, 1997, all of the Company's directors and executive officers and persons who own more than 10% of the Common Stock have complied with the reporting requirements of Section 16(a) except certain of the Company's directors and executive officers failed to timely file or incorrectly reported certain information on Forms 3, 4 and 5. All of such late or incorrect reports were ultimately filed or were corrected in subsequent filings. The following executive officers and directors filed the indicated number of late or incorrect reports with respect to the indicated number of transactions: Martin R. Reid (two late reports, four transactions); L.E. Simmons (one report, one transaction); Joseph C. Winkler (one report, one transaction); Martin I. Greenberg (three reports, four transactions); James F. Maroney, III (two reports, three transactions); Kenneth L. Nibling (three reports, five transactions); and Clay C. Williams (one report, one transaction).

                                  Proposal 1

                             ELECTION OF DIRECTORS
                             ---------------------

General

     Directors are elected at each Annual Meeting of Stockholders and hold office until their successors are duly elected and qualified at the next Annual Meeting of Stockholders. The Company's Certificate of Incorporation requires that there be a minimum of one and a maximum of ten members of the Board of Directors. The authorized number of directors is currently fixed at six.

     Set forth below are the names and descriptions of the backgrounds of the nominees for election as directors of the Company. Each of the Company's nominees for election to the Board of Directors currently serves as a director of the Company and of TVI and was elected to his present term of office pursuant to the Bylaws of the Company or was appointed by the Board of Directors. In May 1997, J. S. Dickson Leach resigned from the Board of Directors and Douglas E. Swanson was appointed to the Board of Directors in October 1997 to fill the vacant directorship. In addition, in February 1998 Martin R. Reid resigned from the Board of Directors and Jeffery E. Smisek was appointed to the Board of Directors in February 1998 to fill the vacant directorship. Each nominee first became a director of the Company in the year set forth below and has continually served as a director of the Company since then.

     The directors of the Company are as follows:

                      NAME                      AGE
                      ----                      ---
                L.E. Simmons                     51
                John F. Lauletta                 53
                Jerome R. Baier                  45
                Eric L. Mattson                  46
                Douglas E. Swanson               59
                Jeffery A. Smisek                43

     L.E. Simmons. Mr. Simmons has been a director and Chairman of the Board of the Company since April 1996. Mr. Simmons has for more than five years served as President and a director of L.E. Simmons & Associates, Incorporated, which, through an affiliate, manages private institutional investment partnerships. Mr. Simmons also serves as a director of Zions Bancorporation and CE Franklin Ltd.

     John F. Lauletta. Mr. Lauletta has been the President and Chief Executive Officer and a director of the Company and TVI since April 1996. From 1993 to April 1996, Mr. Lauletta was the President and Chief Executive Officer of Drexel. From 1973 until 1993, Mr. Lauletta was with BHI, holding several executive positions, including President of Exlog/TOTCO, President of Milpark Drilling Fluids and Vice President of Baker Hughes INTEQ.

     Jerome R. Baier. Mr. Baier has been a director of the Company since 1988. Mr. Baier is and has been a Managing Director of Northwestern Investment Management Company since January 1998. From October 1996 to December 1997, Mr. Baier was Vice President-Securities of Northwestern Mutual Life Insurance Company ("Northwestern"). From October 1989 to October 1996, Mr. Baier was Director--Securities of Northwestern. For more than five years prior to October 1989, Mr. Baier was Associate Director-Securities of Northwestern.

     Eric L. Mattson. Mr. Mattson has been a director of the Company since January 1994. Mr. Mattson is and has been Senior Vice President and Chief Financial Officer of BHI since July 1993. For more than five years prior to 1993, Mr. Mattson was Vice President and Treasurer of BHI. Mr. Mattson also serves as a director of Rental Service Corporation.

     Douglas E. Swanson. Mr. Swanson has been a director of the Company since his appointment in October 1997. Mr. Swanson is and has been the President, Chief Executive Officer and Chairman of the Board of Cliffs

Drilling Company since 1992. From 1978 to 1992, Mr. Swanson was an Executive Vice President of Cliffs Drilling Company.

     Jeffery A. Smisek. Mr. Smisek has been a director of the Company since his appointment in February 1998. Mr. Smisek has been Executive Vice President, General Counsel and Secretary of Continental Airlines since November 1996, and was previously Senior Vice President, General Counsel and Secretary of Continental Airlines. Prior to joining Continental Airlines in 1995, Mr. Smisek was a partner of Vinson & Elkins L.L.P., a law firm, for more than five years.

     The Company is not aware of any family relationships among any of the foregoing directors and its executive officers. The Certificate of Incorporation and Bylaws of the Company contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware.

Agreement with BHI

     In connection with the Company's acquisition from BHI of substantially all of the foreign operations of Baker Hughes Tubular Services, Inc. ("Vetco Services"), BHI has agreed that so long as it is the beneficial owner of the shares of Common Stock acquired in connection with the Vetco Services acquisition it will not (i) acquire, offer to acquire, or agree to acquire any shares of Common Stock (or rights to acquire Common Stock), which would increase its percentage ownership of the outstanding Common Stock to that greater than its percentage ownership immediately following the acquisition, (ii) make or participate in any solicitation of proxies to vote any of the Company's voting securities or (iii) form, join in, or participate in a voting group with respect to any of the Company's voting securities. Notwithstanding the foregoing and subject to the provisions of the Company's Certificate of Incorporation, if, during the term of the standstill, BHI beneficially owns restricted securities issued as part of the Vetco Services acquisition which represent more than 5% of the Company's outstanding Common Stock and BHI derives no greater than $2,000,000 of revenue from its businesses in direct competition with the Company, then, at BHI's request, the Company shall nominate at BHI's direction one person to the Company's Board of Directors. In January 1994, BHI made such request and Eric L. Mattson was appointed to the Company's Board of Directors at that time and is a nominee for re-election to the Board by the stockholders.

Meetings and Committees

     The Board of Directors held eight meetings (including those held by written consent) during the fiscal year ended December 31, 1997. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period (and for which he served as a director) and the total number of meetings held during such period by all committees of the Board of Directors on which that director served.

     The Company currently has standing Audit, Executive and Compensation Committees but has not established a Nominating Committee. Until May 1997, the Audit Committee was comprised of Jerome R. Baier and J.S. Dickson Leach. In May 1997, Mr. Leach resigned from the Board of Directors and was replaced in October 1997 on both the Board of Directors and the Audit Committee by Mr. Swanson. The Audit Committee met three times during the fiscal year ended December 31, 1997. The Audit Committee's responsibilities include recommending the selection of the Company's independent auditors to the Board of Directors, reviewing the (i) scope and results of the audit engagement with the independent auditors and management, (ii) adequacy of the Company's internal accounting control procedures, (iii) independence of the independent auditors and (iv) range of audit and non-audit fees charged by the independent auditors.

     The Compensation Committee, during the fiscal year ended December 31, 1997, was comprised of Messrs. Mattson, Reid and Simmons. On February 19, 1998, Mr. Reid resigned from the Board of Directors and was replaced by Mr. Smisek on the Board of Directors and on the Compensation Committee. The Compensation Committee met five times (including those held by written consent) during the fiscal year ended December 31, 1997. The Compensation Committee's responsibilities include reviewing and approving the compensation of the Company's directors, officers and employees and performing other related functions upon request of the Board of Directors.

     The Executive Committee was comprised of Messrs. Simmons, Lauletta and Mattson during the fiscal year ended December 31, 1997. The Executive Committee met one time during the fiscal year ended December 31, 1997. The Executive Committee is a general advisory committee which reviews ongoing operations of the Company and performs other functions at the request of the Board of Directors.

Board Compensation and Benefits

     Each of the directors of the Company who is neither an employee nor otherwise subject to an agreement to provide services to the Company (a "Qualified Director") is entitled to receive $15,000 per year as compensation for membership on the Board of Directors, plus $1,500 for each regular and special meeting of the Board of Directors. In addition, if a Qualified Director is a member of a standing committee, he is entitled to receive an attendance fee of $1,000 for each committee meeting attended in person and $500 for each committee meeting attended telephonically.

     Under the terms of the 1996 Equity Participation Plan of the Company, each director of the Company who was not then an employee of the Company was automatically granted an initial option to purchase 4,000 shares of the Common Stock on April 24, 1996. Each non-employee director who is first appointed or elected to the Board after April 24, 1996 is automatically granted an initial option to purchase 4,000 shares of Common Stock on the date of such appointment or election to the Board of Directors. In addition, each non-employee director of the Company is granted automatically options to purchase an additional 4,000 shares on the date of each Annual Meeting of stockholders following the initial grant during which such person continues as a non-employee director of the Company. All options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant, and vest 25% per year beginning on the first anniversary of the date of the grant. On May 19, 1997, Messrs. Simmons, Dickson Leach, Reid, Mattson and Baier were each granted options to purchase 4,000 shares of Common Stock at an exercise price of $15.125 per share and on September 24, 1997 Mr. Swanson was granted options to purchase 4,000 shares at an exercise price of $28.75 per share. In addition, upon his appointment to the Board of Directors in February 1998, Mr. Smisek was granted 4,000 options to purchase Common Stock on February 19, 1998 at an exercise price of $21.00 per share.

     In connection with the Drexel Merger, each of the agreements evidencing the outstanding options under the Company's Stock Option Plan for Non-Employee Directors of the Company and held by the then current non-employee directors of the Company were amended to accelerate the vesting of the 112,000 in the aggregate unvested options and extend the exercise period for all of the outstanding options held by such directors, so that such options are exercisable in accordance with the provisions of each option agreement until April 24, 2001.

Vote and Recommendation

     Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the six nominees named above as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL SIX NOMINEES.


                                  Proposal 2


       AMENDMENT OF THE COMPANY'S EMPLOYEE QUALIFIED STOCK PURCHASE PLAN
       -----------------------------------------------------------------

Proposed Amendment

     The Company's Employee Qualified Stock Purchase Plan, as amended (the "Plan") was originally adopted by the Board of Directors on March 23, 1993 and was approved by the stockholders on May 11, 1993. The Plan was subsequently amended on March 10, 1994, September 25, 1996 and April 24, 1997. The Plan provides that 100,000 shares of the Common Stock are authorized for issuance and sale. On February 19, 1998, the Board of Directors approved, subject to stockholder approval, an amendment to the Plan to increase the number of authorized shares of Common Stock available for issuance thereunder from 100,000 to 500,000. The text of the amendment to the Plan is attached as Exhibit A.

     In general, the Plan authorizes the Company to sell options to purchase shares of its Common Stock (through payroll deductions) to employees of the Company and its subsidiaries at a purchase price of 85% of the fair market value of such shares and without commissions and other charges. Over the past five years the Company has encouraged participation in the Plan in order to improve the Company's financial performance by aligning more employees with the interests of the stockholders. As a result, the number of shares originally reserved under the Plan appears insufficient over the life of the Plan. The amendment being presented for voting by the stockholders increases the number of shares available for issuance under the Plan.

     The Board of Directors believes that it is in the best interests of the Company and its stockholders to approve the fourth amendment to Plan because the ability to sell additional shares of the Common Stock to employees at a discount from the then current market price and without commissions and other charges will assist the Company in attracting and retaining experienced and capable persons who can make significant contributions to the further growth and success of the Company. Moreover, the Board of Directors believes that offering the employees of the Company and its subsidiaries the opportunity to become owners of capital stock of the Company will help to further identify their interests with those of the Company's stockholders generally.

Terms of the Plan

     A maximum of 100,000 shares of the Common Stock were initially reserved for issuance under the Plan. If approved by the stockholders, a total of 500,000 shares of Common Stock may be issued under the Plan As of April 1, 1998, 128,221 shares had been issued under the Plan. The Plan provides for appropriate adjustment in the number and kind of shares for which options may be granted and the number and kind of shares of stock which may be sold pursuant to the Plan in the event of a stock split, stock dividend, reorganization or other specified changes in the capitalization of the Company.

Eligible Persons

     All employees of the Company or any subsidiary corporation (i) who do not, immediately after an option is granted under the Plan, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent corporation or subsidiary of the Company, (ii) who have been employed by the Company or any subsidiary of the Company for at least six months, (iii) whose customary employment is for more than 20 hours per week and (iii) whose customary employment is for more than five months in any calendar year are eligible to receive options to purchase stock under the Plan. Under certain circumstances, employees may be given credit for service with an entity that has been acquired by the Company or a Subsidiary Corporation. No participant may be granted an option under the Plan which permits him rights to purchase stock under the Plan and under all other employee stock purchase plans of the Company or any parent or subsidiary corporation of the Company to accrue at a rate which exceeds $25,000 of the fair market value of such stock for any calendar year. Directors of the Company or any subsidiary of the Company who do not render services to the Company in the status of an employee within the meaning of the Internal Revenue Code of 1986 (the "Code") are not eligible to receive options under the Plan.

Option Price

     The purchase price of each share of Common Stock covered by an option is equal to 85% of the lesser of the fair market value of a share of the Common Stock on the last day of the offering period in which the option was granted or the fair market value of a share of the Common Stock on the first day of the offering period (i.e., date of grant of the option). For purposes of the Plan, the fair market value of a share of the Common Stock on any date is considered to be (i) the closing price of a share of the Common Stock on the principal exchange on which such stock is then trading, if any, on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; (ii) if the Common Stock is not traded on an exchange but is quoted on the Nasdaq National Market or a successor quotation system, (1) the last sales price (if the stock is then listed as the National Market Issue under the Nasdaq National Market) or (2) the mean between the closing representative bid and asked prices (in all other cases) for a share of the Common Stock on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as reported by the Nasdaq National Market or such successor quotation system; (iii) if the shares of the Common Stock are not publicly traded on an exchange and not quoted on the Nasdaq National Market or a successor system, the mean between the closing bid and asked prices for a share of the Common Stock on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as determined in good faith by the Compensation Committee of the Board of Directors; or (iv) if the Common Stock is not publicly traded, the fair market value of a share of the Common Stock established by the Compensation Committee acting in good faith.

     On March 31, 1998, the last day of the latest offering period, the market value of a share of Common Stock was $19.00 per share.

Grant of Option

     The Company offers nontransferable options under the Plan to all eligible employees in successive six-month offering periods which will continue until the earlier of (i) the date when the number of shares of the Common Stock available under the Plan have been sold or (ii) the date when the Plan is terminated. Options will be granted to each participant in the Plan on April 1 and October 1 of each year and such other date or dates as the Compensation Committee may from time to time determine. The options are granted on the first day of the six-month offering period, and are generally automatically exercised on the last day of the six-month offering period.

Exercise of Option

     Each participant in the Plan automatically and without any act on such participant's part is deemed to have exercised such participant's option on the last day of the offering period to the extent that the balance in the participant's account under the Plan is sufficient to purchase at the applicable option price whole shares of the Common Stock subject to the option. No fractional shares of Common Stock are to be issued under the Plan. Any excess balance in a participant's account after the purchase of whole shares shall be carried forward and credited to such Participant's account for the next offering period. Each option expires on the last day of each offering period immediately after the automatic exercise of the option as described above.

Election to Participate

     Each eligible employee participates in the Plan by means of a payroll deduction. The eligible employee is required to deliver to the Company no later than five working days before the date of commencement of the offering period a completed and executed written payroll deduction authorization. The authorized payroll deduction may be in amounts not less than $10 on each payday and shall not exceed 10% of such participant's base pay. The cash compensation payable to each participant during any offering period is reduced on each payday through the payroll deduction in an amount equal to the stated percentage of base pay specified in the authorization and such amount is credited to the participant's account under the Plan.

Withdrawal from the Plan

     Any participant may withdraw from participation under the Plan at any time except that no participant may withdraw during the last ten days of any offering period. Upon withdrawal, the balance in the participant's account under the Plan will be refunded without interest. A participant who withdraws from the Plan and who is still an eligible employee is eligible to participate again the Plan as of the beginning of any subsequent offering period by delivering to the Company an authorization setting forth such participant's election to participate in the Plan.

Termination of Participation

     Except in the case of death of the participant, the participant's participation in the Plan automatically terminates on the date of termination of the participant's employment with the Company. Upon such termination, the balance in the participant's account will be refunded without interest. In the case of death, the participant's estate is required to notify the Company of such participant's estate's desire to have the balance of the participant's account under the Plan refunded. Upon receipt of such notice, the participant's payroll deduction authorization, interest in the Plan and option under the Plan terminate and the Company is required to refund the balance in the participant's account, without interest. If the Company does not receive such notice prior tot he next date of the exercise under the Plan, the participant's option is deemed to have been exercised on such date of exercise.

Non-Transferability of Options

     Options are not transferable by the participants other than by will or the laws of descent and distribution and are exercisable during a participant's lifetime only by the participant.

Administration

     The Plan is administered by the Compensation Committee. The Compensation Committee has the full power to interpret the Plan and to establish and amend rules for its administration. Action by the Compensation Committee is taken by a majority vote or written consent of a majority of its members.

Amendment and Termination of the Plan

     The Board of Directors may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that the approval by a vote of the holders of more than 50% of the outstanding shares of the Company's capital stock entitled to vote is required to amend the Plan (i) to change the number of shares of the Common Stock reserved for sale pursuant to options under the Plan,
(ii) to decrease the purchase price of shares of Common Stock upon exercise of the options below that provided in the Plan, (iii) to alter the requirements for eligibility to participate in the Plan or (iv) in any manner that would cause the Plan to no longer be an "employee stock purchase plan" within the meaning of
Section 423(b) of the Code. No option may be granted during any period of suspension of the Plan or after termination of the Plan.

Merger, Consolidated or Reorganization of the Company

     In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company's assets or 50% or more of the Company's then outstanding voting stock, the liquidation or dissolution of the Company or any other reorganization of the Company, the date of exercise with respect to outstanding options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation, dissolution, or reorganization unless the Compensation Committee shall, in its sole discretion, provide for the assumption or substitution of such options in a manner complying with Section 424(a) of the Code.

Rights as Stockholder

     No participant will have any rights as a stockholder as to the shares of Common Stock covered by an option until such shares have been issued and delivered to the participant or his or her account following the exercise of such employee's option. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date of such issuance.

Certain Restrictions on Resale

     Employees, officers and directors who are "affiliates" of the Company within the meaning of the rules and regulations under the Securities Act may not offer or sell the shares of Common Stock they acquire upon exercise of options under the Plan unless such offers and sales are made pursuant to an effective registration statement under the Securities Act or pursuant to an appropriate exemption from the registration requirements of the Securities Act or, if available to the selling stockholder, within the limitations and subject to conditions set forth in Rule 144 promulgated under the Securities Act. Upon such offers and sales, any of such persons may be deemed to be an "underwriter" as that term is defined in Section 2(11) of the Securities Act. Persons through whom any of such persons may sell may also be deemed to be underwriters.

Federal Income Tax Consequences

     The Company intends that the Plan qualify as an "employee stock plan" within the meaning of Section 423 of the Code and that the tax consequences set forth below will be realized upon exercise of options and disposition of shares under the Plan.

     Under an Employee Stock Purchase Plan, no taxable income results to a participant at the time of the grant of the option or upon its exercise. A participant will only have taxable income in the year of disposition of a share acquired under the Plan, or in certain cases in the year of death if the share is owned at death. Generally, disposition for this purpose includes any transfer of legal title, including a transfer by sale, exchange or gift, but does not include a transfer into joint ownership with right of survivorship where the participant remains one of the joint owners, a pledge or a transfer by bequest or inheritance. A participant will incur applicable income and employment taxes upon base pay and commissions deducted from the participant's payroll for purchase of shares under the Plan.

     If the shares purchased are not disposed of during the prescribed holding period (two years from the date of grant and one year from the date of purchase) the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the option price, or (2) the excess of the fair market value of the shares at the time the option was granted over the option price (determined assuming the option were exercised on the date of grant) will be reportable as ordinary income in the year of disposition. This amount of ordinary income is to be added to the purchase price for the purpose of determining any additional long-term capital gain on disposition. No capital loss will be realized unless the stock is sold for less than the purchase price. There will be no corresponding tax deduction to the Company.

     If the shares are disposed of before the end of the prescribed holding period (a "disqualifying disposition"), the employee must report as ordinary income in the year of disposition, and the Company may deduct the excess of the fair market value of the shares on the date of exercise over the option price. This amount of ordinary income is to be added to the option price for the purpose of determining any additional capital gain or loss. The gain or loss will be short-term or long-term, depending on whether the twelve (12) month holding period for long-term capital gain or loss is satisfied. Upon a disqualifying disposition, it is possible for an employee to have both ordinary income and capital loss.

Shares Issued Under The Plan

     Since the inception of the Plan, Mr. Lauletta has acquired a total of 1,093 shares of Common Stock at a weighted average exercise price of $11.58, Mr. Winkler has acquired a total of 998 shares of Common Stock at a weighted average exercise price of $11.58, Mr. Maroney has acquired a total of 399 shares of Common Stock at a weighted average exercise price of $6.31, Mr. Nibling has acquired a total of 1,539 shares of Common Stock at a weighted average exercise price of $7.02, and Mr. Williams has acquired a total of 207 shares of Common Stock at a weighted average exercise price of $11.53, under the Plan. All executive officers as a group have acquired a total of 4,337 shares of Common Stock at a weighted average exercise price of $9.47 under the Plan since its inception. Since participation in the Plan is at the election of the individual and dependent upon the Company's then current stock price, it is not possible to determine the number of shares of Common Stock that will be acquired by these persons in the future under the Plan.

Vote and Recommendation

     The affirmative vote of holders of a majority of the shares of the Company's Common Stock present or represented at the Meeting and entitled to vote at the Meeting is required to approve this Proposal 2. Abstentions and non-votes will have the effect of votes against this proposal. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the amendment to the Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE PLAN

                                  Proposal 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
               -------------------------------------------------

     The firm of Ernst & Young, the Company's independent auditors for the fiscal year ended December 31, 1997, was selected by the Board of Directors, upon recommendation of the Audit Committee (see "Proposal 1--Election of Directors"), to act in the same capacity for the fiscal year ending December 31, 1998, subject to ratification by the stockholders pursuant to this Proposal 3. Neither the firm nor any of its members has any relationship with the Company or any of its affiliates except in the firm's capacity as the Company's auditor.

     Representatives of Ernst & Young are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from the stockholders.

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock present or represented at the Meeting and entitled to vote is required to ratify the selection of Ernst & Young as the Company's independent auditors. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR ratification of the selection of Ernst & Young as the Company's independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT AUDITORS.


                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     All proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be directed to the attention of the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement by January 7, 1999, if they are to be considered for possible inclusion in the Proxy Statement and form of proxy used in connection with such meeting. The 1999 Annual Meeting is expected to be held on or about May 7, 1999.

                                 OTHER MATTERS

     As of the date of this Proxy Statement the Board of Directors knows of no other matters which may be presented for consideration at the Meeting. However, if any other matter is presented properly for consideration and action at the Meeting, or any adjournment or postponement thereof, it is intended that the Proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                   By order of the Board of Directors,

                                           [SIG]

                                   James F. Maroney, III
                                   Vice President, Secretary and General Counsel

Dated:  April 13, 1998

                                   EXHIBIT A


                            FOURTH AMENDMENT TO THE
                                TUBOSCOPE INC.
                    EMPLOYEE QUALIFIED STOCK PURCHASE PLAN
                    --------------------------------------

     This Fourth Amendment to the Tuboscope Inc. Employee Qualified Stock Purchase Plan (the "Plan"), is adopted by Tuboscope Inc., a Delaware corporation (the "Company") effective as of February 19, 1998.

                                   RECITALS
                                   --------

          A. The Plan was adopted by the Board of Directors of the Company on March 23, 1993 and was approved by the stockholders of the Company on May 11, 1993.

          B. The Board of Directors of the Company previously amended the Plan on March 10, 1994, September 25, 1996 and April 24, 1997.

          C. On February 19, 1998, the Board of Directors of the Company approved the following amendment to the Plan, subject to stockholder approval.

                                   AMENDMENT
                                   ---------

     1. Section 1(e) of the Plan is hereby amended to read in its entirety as follows:

          Section 1(e) Plan
          -----------------

          "Plan" means the Tuboscope Inc. Employee Qualified Stock Purchase Plan, as amended from time to time.

     2. Section 2 of the Plan is hereby amended to read in its entirety as follows:

          Section 2 - Stock Subject to Plan
          ---------------------------------

          Subject to the provisions of Section 9 hereof (relating to adjustments upon changes in Stock) and Section 11 hereof (relating to amendments of the Plan), the Stock which may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate 500,000 shares, and may be unissued shares or treasury shares or shares bought on the market for purposes of the Plan.

     3. Section 1(i) of the Plan is hereby amended by adding the following sentence at the end thereto:

          "Notwithstanding any other provision of this Plan, any employee who becomes an employee of the Company or any Subsidiary Corporation following an acquisition by the Company or any Subsidiary Corporation of such entity where the seniority is retained pursuant to the terms of that acquisition shall have all prior years of service with such entity credited and treated as years of service with the Company and/or its Subsidiary Corporation which employed such employee for purposes of eligibility for the Plan.

     The undersigned, James F. Maroney, III, Vice President, Secretary and General Counsel of the Company, hereby certifies that the Board of Directors of the Company approved the foregoing Fourth Amendment to the Plan effective as of February 19, 1998, and the stockholders of the Company approved the Fourth Amendment to the Plan effective as of May 8, 1998.

                                       TUBOSCOPE INC.,
                                       a Delaware corporation


                                       By:_______________________________
                                       James F. Maroney III,
                                       Vice President, Secretary and
                                       General Counsel

                                TUBOSCOPE INC.
         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 1998

     The undersigned hereby appoints Joseph C. Winkler and James F. Maroney III, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes either of them to act and to vote at the annual meeting of stockholders of Tuboscope Inc. (the "Company") to be held on May 8, 1998, and at any adjournments thereof, as indicated upon all matters referred to on this proxy card and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the meeting.

     Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matter that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR PROPOSALS 1, 2 and 3.



                           v FOLD AND DETACH HERE v


                                                             YOUR VOTE AS
                                                             INDICATED IN  [X]
                                                             THIS EXAMPLE



Elect members of the Board of Directors of Tuboscope.

 [_] FOR ALL nominees listed to the right    [_] WITHHOLD AUTHORITY to vote for    [_] Jerome R. Baier, John F. Lauletta,
     (except as marked to the contrary)          all nominees listed to the right      Eric L. Mattson, L.E. Simmons, Jeffery A.
                                                                                       Smisek, Douglas E. Swanson,

(Instruction: To WITHHOLD AUTHORITY to vote for any nominee, draw a line through (or otherwise strike out) the nominee's name in the list above.

2. Approval of an amendment to the Company's Qualified Stock Purchase Plan as amended to increase the number of shares of Company Common Stock available for issuance thereunder.


                          FOR     AGAINST     ABSTAIN

                          [_]       [_]         [_]


3. To Ratify the selection of Ernst & Young LLP as the Company's independent auditors.

                          FOR     AGAINST     ABSTAIN

                          [_]       [_]         [_]



Signature _________________________ Signature __________________ Date __________
Please sign as name(s) appears on this proxy card, and date this proxy card. If a joint account, each joint owner must sign. If signing for a corporation or partnership as agent, attorney or fiduciary, indicate capacity in which you are signing.


                           v FOLD AND DETACH HERE v